Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aviat Networks, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-178467, 333-163542 and 333-140442) on Form S-8 of Aviat Networks, Inc. of our report dated December 19, 2014, with respect to the consolidated balance sheets of Aviat Networks, Inc. as of June 27, 2014, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the years in the two-year period ended June 27, 2014, and related financial statement schedule, which report appears in the July 3, 2015 annual report on Form 10-K of Aviat Networks, Inc.

/s/ KPMG LLP
Santa Clara, California
September 30, 2015